Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

Case Name:	iHeartMedia, Inc.	Petition Date:	March 14, 2018
Case Number:	18-31274 (MI)

Chapter 11 Post-Confirmation Report

for Period Ending: September 30, 2019

1.	Quarterly or Final

2.	Summary of Disbursements*:

A. Disbursements made under the plan (itemize on page 3)	$1,325,336

B. Disbursements not under the plan(1)	$97,736,047

C. Total Disbursements	$98,601,798

* All disbursements made by the reorganized Debtor, under the plan or otherwise, must be accounted for and reported herein for the purpose of calculating the quarterly Fees.

3.	Has the order confirming plan become final? Yes

4.	Are Plan payments being made as required under the Plan? Yes

5.	If “No,” what Plan payments have not been made and why?

Please explain:

6.	If plan payments have not yet begun, when will the first plan payment be made?

7.	What date did the reorganized debtor or successor of the debtor under the plan assume the business or management of the property under the plan? 5/1/2019

8.	Please describe any factors which may materially affect your ability to obtain a final decree at this time.

9.	Complete the form for Plan Disbursements attached.

10.	Consummation of Plan:

a. If this is a final report, has an application for Final Decree been submitted? (2)

Yes Date application was submitted

No Date application will be submitted Estimated Q1 2020

I CERTIFY UNDER PENALTY OF PERJURY THAT THE ABOVE INFORMATION IS TRUE AND CORRECT TO THE BEST OF MY KNOWLEDGE.

Signed:	/s/ Scott D. Hamilton	Date:	11/7/2019

Scott D. Hamilton
(Print Name)

Notes:

1)

Cash disbursements may vary from plan disbursement total as some payments are booked to legal entities no longer subject to court reporting requirements. This excludes $0.9mm of plan disbursements paid by iHeartMedia, Inc., iHeartCommunications, Inc., and Katz Media Group, Inc.

2)

On 6/21/19, the bankruptcy court entered final decrees for all chapter 11 cases other than iHeartMedia Inc., iHeartCommunications, Inc., and Katz Media Group, Inc., and all such cases were closed effective as of that date.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

Case Name:	iHeartMedia, Inc.	Petition Date:	March 14, 2018
Case Number:	18-31274 (MI)

Cash Receipts and Disbursements for the Period Ending September 30, 2019

Book Cash Receipts and Disbursements (USD $ millions)	Q1 2019(1)	Q2 2019(1)	Q3 2019(2)	Total Period
Receipts
Net Operating Receipts	$905.3	$867.0	$260.3	$2,032.6
Disbursements
Rent (Non-Site Leases)	(42.2)	(39.8)	—	(82.0)
Payroll	(193.4)	(194.9)	—	(388.3)
Payroll Tax	(107.9)	(102.9)	—	(210.8)
Benefits	(66.8)	(63.9)	—	(130.8)
Utilities/Telecom	(11.1)	(16.3)	—	(27.4)
General AP	(328.7)	(331.4)	(2.4)	(662.5)

Total Operating Disbursements	(750.1)	(749.3)	(2.4)	(1,501.7)

Operating Cash Flow	155.2	117.7	257.9	530.9
Debt Paydown (3)	—	—	(1.3)	(1.3)
Equity Raise	—	59.1	—	59.1
ABL Draw	—	—	—	—
Interest	(1.1)	(1.0)	(74.6)	(76.7)
Interest Income	—	—	—	—
Capex	(19.4)	(19.7)	—	(39.1)
Asset Sales/(Purchases)	—	(0.2)	—	(0.2)
Other Non-Operating Cash Flow	—	2.4	(9.2)	(6.8)

Cash Flow Before Intercompany	134.7	158.3	172.8	465.8
Intercompany Transfer from / (to) Non-Filing Entities	(51.7)	8.5	—	(43.2)

Cash Flow Before Restructuring Activity	83.0	166.8	172.8	422.7

Restructuring Activities
Restructuring Expenses	(28.4)	(145.5)	(10.2)	(184.1)
Plan Disbursements (4)	—	(140.9)	(0.9)	(141.7)

Total Cash Flow	$54.7	$(119.5)	$161.7	$96.9

Notes:

1)	Includes cash activity for all Debtors throughout the period
2)	Includes cash activity for remaining three Debtors: iHeartMedia Inc., iHeartCommunications, Inc., and Katz Media Group, Inc.
3)	Q3 2019 includes cash payments related to debt refinancing transaction costs
4)	Cash disbursements may vary from plan disbursement total as some payments are booked to legal entities no longer subject to court reporting requirements

Cash Detail	Page 2 of 31